Exhibit 10.3
GENPACT LIMITED
2017 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED SHARE UNIT ISSUANCE AGREEMENT
THIS RESTRICTED SHARE UNIT ISSUANCE AGREEMENT (the “Agreement”), dated as of ________________ (the “Award Date”), is made by and between Genpact Limited, an exempted limited company organized under the laws of Bermuda (the “Company”) and ______________ (“Participant”). To the extent not defined herein, all capitalized terms in this Agreement shall have the meanings assigned to them in the Genpact Limited 2017 Omnibus Incentive Compensation Plan (the “Plan”).
RECITALS:
WHEREAS, the Company has adopted the Plan for the purpose of promoting the interests of the Company and its shareholders by attracting and retaining exceptional directors, officers, employees and consultants and enabling such individuals to participate in the long-term growth and financial success of the Company.
WHEREAS, the Compensation Committee (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant to Participant restricted share units under the Plan as provided for herein.
NOW, THEREFORE, for and in consideration of the premises and covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Grant of Restricted Share Units. The Company hereby awards to Participant, as of the Award Date, an award (the “Award”) of restricted share units under the Plan. Each restricted share unit that vests hereunder entitles Participant to one Common Share on the designated issuance date of that unit. The number of Common Shares subject to the awarded restricted share units, the applicable vesting schedule for the restricted share units and the underlying shares, the dates on which those vested shares shall be issued to Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.
Number of Shares
Subject to Award:    _____ Common Shares (the “Shares”)
Vesting Schedule:     Participant shall vest with respect to the Shares upon completion of service as a member of the Board through December 31, ____.
Issuance Date:    The Shares in which Participant vests in accordance with the foregoing Vesting Schedule shall be issued in a lump sum on December 31, ____ (the “Issuance Date”). However, in the event of Participant’s death prior to the Issuance Date, the provisions of Paragraph 2 below shall apply.

2.Limited Transferability.
(a) Prior to actual receipt of the Shares which vest and become issuable hereunder, Participant may not transfer any interest in the Award or the underlying Shares.
(b)Any Shares which vest hereunder but which otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Such issuance of the Shares shall be effected on the thirtieth (30th) day following the date of Participant’s death or as soon as administratively practicable thereafter, but in no event later than the later of (i) the end of the calendar year in which Participant’s death occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of Participant’s death. In no event, however, may Shares be issued later than the Issuance Date.
3.Cessation of Service. Should Participant cease service for any reason prior to vesting in the Shares subject to this Award, then the Award shall be immediately canceled. Participant shall thereupon cease to have any right or entitlement to receive any Shares under this Award.
4.Change of Control. Should a Change of Control be effected at a time when this Award is outstanding with respect to the Shares, then all the Shares subject to this Award shall be converted into the right to receive for each such Share the same consideration per Common Share payable to the other holders of such Common Shares in consummation of the Change of Control, and such consideration, to the extent vested at the time of the Change of Control or in accordance with the Vesting Schedule of this Agreement and the Plan, shall be subsequently distributed on the Issuance Date or (if applicable) pursuant to the issuance provisions of Paragraph 2 above. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
5.Issuance of Common Shares.
(a)On the Issuance Date (or the date on which Shares are to be issued under Paragraph 2 following Participant’s death), the Company shall issue to or on behalf of Participant a certificate (which may be in electronic form) for the vested Shares.
(b)In no event will any fractional shares be issued.
(c)The holder of this Award shall not have any shareholder rights, including voting or dividend rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares following their actual issuance.
6.Compliance with Laws and Regulations. The issuance of Shares pursuant to the Award shall be subject to compliance by the Company and Participant with all applicable laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Shares as the Committee may consider appropriate and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in order to be in compliance with applicable laws, rules and regulations
7.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant and Participant’s assigns, beneficiaries, executors, administrators, heirs and successors

8.Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:
if to the Company:
Genpact Limited
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda
Attn: Secretary

with a copy to:
Genpact LLC
521 Fifth Avenue, 14th Floor
New York, NY 10175
Attn: Legal Department
if to Participant, at Participant’s last known address on file with the Company.
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.
9.Construction.
(a)This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, including without limitation the provisions of Section 8 of the Plan. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
(b)The terms and provisions of this Agreement shall be construed, interpreted and applied in a manner that complies with the requirements of Section 409A of the Code and the Treasury Regulations thereunder. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be construed, interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.
(c)The terms and provisions of this Agreement shall be construed, interpreted and applied in a manner that complies with the requirements of Section 457A of the Code and any guidance issued with respect to Code Section 457A, including but not limited to IRS Notice 2009-8. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 457A, then those provisions shall be construed, interpreted and applied in a manner that does not result in income inclusion pursuant to Code Section 457A.

10.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of New York. Each Participant and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of them may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Plan.
11.No Impairment of Rights. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair in any way the rights of the Company or its shareholders to remove Participant from the Board at any time in accordance with applicable law.
12.Electronic Delivery. The Company may deliver any documents related to the Award, the Plan or future awards that may be granted under the Plan by electronic means. Such means of electronic delivery include, but do not necessarily include, the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other means of electronic delivery specified by the Company. Participant hereby acknowledges that Participant has read this provision and consents to the electronic delivery of the documents. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company in writing or by telephone. Participant further acknowledges that Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, Participant understands that Participant must provide the Company with a paper copy of any documents if the attempted electronic delivery of such documents fails.
13.Additional Terms for Non-U.S. Participants. Notwithstanding anything to the contrary herein, Participants residing and/or providing services outside the United States shall be subject to the Additional Terms and Conditions for Non-U.S. Participants attached hereto as Addendum A. The Terms and Conditions for Non-U.S. Participants constitute part of this Agreement and are incorporated herein by reference.
14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant's participation in the Plan, on the restricted share units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
15.Participant Acceptance. Participant must accept the terms and conditions of this Agreement electronically through the acceptance procedures established by the Company. In no event shall any Shares be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

GENPACT LIMITED
Signature:
Title:

PARTICIPANT

Signature:

ADDENDUM A TO THE RESTRICTED SHARE UNIT ISSUANCE AGREEMENT
TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
This Addendum includes additional terms and conditions that govern the Restricted Share Unit Award granted to Participant if Participant works or resides outside the United States.
Capitalized terms used but not defined herein are defined in the Plan or the Agreement and have the meanings set forth therein.
1.No Acquired Right. Participant acknowledges and agrees that:
(a)The Plan is established voluntarily by the Company, the grant of awards under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time. All decisions with respect to future awards, if any, will be at the sole discretion of the Committee.
(b)This Award (and any similar awards the Company may in the future grant to Participant, even if such awards are made repeatedly or regularly, and regardless of their amount) and Shares acquired under the Plan (A) are wholly discretionary and occasional, and (B) do not create any contractual entitlement to receive future awards or benefits in lieu thereof.
(c)Participant is voluntarily participating in the Plan.
(d)The grant of this Award and any similar awards the Company may grant in the future to Participant will not be interpreted to form an employment contract or relationship with the Company (or any Affiliate).
(e)The future value of the underlying Shares is unknown and cannot be predicted with certainty. Neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Award or the Shares.
(f)Participant shall have no rights, claim or entitlement to compensation or damages as a result of Participant’s cessation of services for any reason whatsoever, whether or not later found to be invalid or in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from Participant’s ceasing to have rights under this Award as a result of such cessation or loss or diminution in value of the Award or any of the Shares issuable under this Award as a result of such cessation, and Participant irrevocably releases, the Company and its Affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, to the extent permitted by applicable law, by signing this Agreement, Participant shall be deemed to have irrevocably waived Participant’s entitlement to pursue such rights or claim.

2.Data Protection (Jurisdictions other than European Union/European Economic Area/United Kingdom).
(a)In order to facilitate Participant’s participation in the Plan and the administration of the Award, it will be necessary for contractual and legal purposes for the Company (or its Affiliates or payroll administrators) to collect, hold and process certain personal information and sensitive personal information about Participant (including, without limitation, Participant’s name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of the Award and other awards granted, cancelled, exercised, vested, unvested or outstanding and Shares or directorships held by Participant). Participant consents explicitly, willingly, and unambiguously to the Company (or its Affiliates or payroll administrators) collecting, holding and processing Participant’s personal data and transferring this data (in electronic or other form) by and among, as applicable, Participant’s employer, the Company and its Affiliates and other third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the Award. Participant authorizes the Data Recipients to receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and the Award. Participant understands that the data will be transferred to E*TRADE, or such other broker or third party as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the Data Recipients may be located in the United States or elsewhere, and that the recipient’s country may have a lower standard of data privacy laws and protections than Participant’s country.
(b)The Data Recipients will treat Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the Award and will take reasonable measures to keep Participant’s personal data private, confidential, accurate and current. Participant understands that the data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan.
(c)Participant understands that Participant may, at any time, make a request to view Participant's personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company and that those rights are subject to legal restrictions but acknowledges that without the use of such data it may not be practicable for the Company to administer Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to Participant and may result in the possible exclusion of Participant from continued participation with respect to this Award or any future awards under the Plan
3.Data Protection (European Union/European Economic Area/United Kingdom).
(a)    In order to facilitate Participant’s participation in the Plan and the administration of the Award, it will be necessary for contractual, legitimate interest and legal purposes for the Company (or its Affiliates or payroll administrators) to collect, hold and process certain personal data and, where required for legal purposes with Participant’s freely given consent, any special category personal data about Participant. Such personal data includes, without limitation, Participant’s name, home address, telephone number, date of birth, nationality, social insurance or other identification number and job title and details of the Award and other awards granted, cancelled, exercised, vested, unvested or outstanding and Shares held by Participant. Participant hereby acknowledges and agrees to the Company (or its Affiliates or payroll administrators) collecting, holding and processing Participant’s personal data and transferring this data (in electronic or other form) by and among, as applicable, Participant’s employer, the Company and its Affiliates and other third parties (collectively, the “Data Recipients”) insofar as is reasonably necessary to implement, administer and manage the Plan and the Award. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the data for the purposes of implementing, administering and managing the Plan and the Award. Participant understands that the data will be transferred to E*TRADE, or such other broker or third party as may be selected by the Company in the future which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the Data Recipients may be located in the United States or elsewhere, and that the Data Recipient’s country may have a different or lower standard of data privacy laws and protections than Participant’s country.
(b)    The Data Recipients will treat Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of the Plan and the Award and will take reasonable measures to keep Participant’s personal data private, confidential, accurate and current. Participant understands that the data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Plan and for legal requirements thereafter. Participant shall notify the Company of any changes to Participant's personal data.
(c)    Participant understands that Participant may, at any time, exercise the rights granted to Participant by the Data Protection Laws and other applicable data protection laws including the right to make a request to access or be provided with a copy of Participant's personal data, request additional information about the storage and processing of the data, request that the personal data is restricted or otherwise object to its processing by the Company, require any necessary corrections to it or withdraw any consents provided by Participant in writing by contacting the Company and that these rights are subject to legal restrictions. Participant acknowledges that without the Company’s use of such data it may not be practicable for the Company to administer Participant’s involvement in the Plan in a timely fashion or at all and this may be detrimental to Participant and may result in the possible exclusion of Participant from continued participation with respect to this Award or any future awards under the Plan. Participant is referred to the privacy notice provided by the employing affiliate for further information about the processing of Participant's personal data and rights under applicable data protection laws.
(d)    For the purpose of this Section 3, “Data Protection Laws” means any law, enactment, regulation or order concerning the processing of personal data including the Data Protection Act 2018, the General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), the GDPR as it forms part of retained EU law (as defined in the European Union (Withdrawal) Act 2018), the Privacy and Electronic Communications Regulations (EC Directive) Regulations 2003 (“PECR”), and any subordinate legislation or statutory codes of practice implemented in connection with the DPA, GDPR, PECR and any law that is intended to supplement, amend or replace the foregoing together with any other applicable law in any jurisdiction that regulates the collection, protection or processing of personal data as may come into effect from time to time.
4.Withholding; Responsibility for Taxes. The following provisions supplement Section 5(b) of the Agreement.
The issuance of Shares will be subject to the collection of all Applicable Taxes required to be withheld, collected or accounted for by the Company. Any such Applicable Taxes shall be paid through an automatic Share withholding procedure pursuant to which the Company will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of those Applicable Taxes; provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required withholding obligations using the minimum statutory withholding rates. Notwithstanding the foregoing, the Company may, in its sole discretion, require that such Applicable Taxes be paid through Participant’s delivery of Participant’s separate check payable to the Company in the amount of such taxes. For purposes of this Agreement, “Applicable Taxes” shall mean any income taxes, employment taxes, social insurance, social security, national insurance contribution and other contributions, payroll taxes, levies, payment on account obligations, national and local taxes or other amounts with respect to this Award.
Participant acknowledges that regardless of any action the Company (or any Affiliate) takes with respect to any or all Applicable Taxes, the ultimate liability for all Applicable Taxes legally due by Participant is and remains Participant’s responsibility and that the Company (and its Affiliates) (i)

make no representations or undertakings regarding the treatment of any Applicable Taxes in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, and the subsequent sale of any Shares acquired at settlement; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Applicable Taxes. Further, if Participant is subject to taxation in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company may be required to withhold or account for Applicable Taxes in more than one jurisdiction.
5.Foreign Asset/Account and Tax Reporting Requirements; Exchange Controls Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the Award, the acquisition, holding and/or issuance or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) from Participant’s participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Participant may be required to report such assets, accounts, account balances, any cross-border transactions, and/or related transactions to the applicable authorities in Participant’s country and Participant may be required to report any acquisition or sale of Shares and any taxable income attributable to the Award to the applicable tax authority or other authority in Participant’s country (including on Participant’s annual tax return, if applicable). Participant may also be required to repatriate sales proceeds or other funds received as a result of the Participant’s participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain period of time after receipt. Participant acknowledges that Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements and should consult Participant’s own personal tax and legal advisors, as applicable, on these matters.
6.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell Shares or rights to Shares under the Plan during such times when Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant further acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to consult Participant’s personal advisor on this matter.
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